Exhibit 99.1

Beverly Fourth-Quarter EPS Totals 38 Cents; Continuing Operations
Account for 11 Cents

    FORT SMITH, Ark.--(BUSINESS WIRE)--March 1, 2004--Beverly Enterprises, Inc. (NYSE:BEV) today announced that its net income for the fourth quarter of 2003 totaled $40.8 million (38 cents per share diluted), compared to a net loss of $91 million (87 cents per share diluted) in the same period of 2002.
    Continuing operations achieved net income totaling $11.8 million (11 cents per share diluted) in the 2003 fourth quarter, compared to a net loss of $46.2 million (44 cents per share diluted) in the year-earlier period. Discontinued operations provided fourth-quarter net income of $29 million (27 cents per share diluted in 2003) -- primarily from gains on sales, net of operating losses, for divested nursing facilities compared to a net loss of $44.8 million (43 cents per share diluted) in the same period of 2002 primarily related to asset impairments and other unusual items.
    Fourth quarter 2003 net income also included a gain of $6.7 million on the sale of an equity investment resulting from a 1995 acquisition and costs totaling $6.6 million relating to the October 2003 refinancing. Revenues for the 2003 fourth quarter totaled $520 million, up 6.1 percent from $490.2 million in the year-earlier period. (Revenues for both periods have been adjusted to exclude discontinued operations.)
    For the full year 2003, net income totaled $80.5 million (75 cents per share diluted), compared to a net loss of $146.1 million ($1.39 per share diluted) for the prior year. Continuing operations accounted for net income of $23.5 million (22 cents per share diluted) in 2003 and a net loss of $36.8 million (35 cents per share diluted) in 2002, primarily related to nursing home assets that were impaired as a result of Medicare funding reductions in 2002.
    "During the fourth quarter of 2003, we improved key operating and financial metrics in our on-going nursing facilities, continued the profitable growth of our higher-margin service businesses and exceeded our internal net income target," said William R. Floyd, Chairman and Chief Executive Officer. "At the same time, we divested 37 facilities and recorded gains on these sales of $32 million. We also refinanced higher-cost debt -- achieving a 200 basis-point reduction in our weighted average interest rate -- and reduced total debt levels to further strengthen our balance sheet."

    Continuing Operations Achieve Improved Performance Metrics

    On a continuing operations basis, Skilled Nursing Facilities achieved increases of 6.6 percent in pre-tax income and 4.3 percent in revenues in the fourth quarter of 2003 compared to the year-earlier period. Revenue gains reflected a shift in patient mix and an overall
7.1 percent gain in average per diem rates -- which included Medicare funding increases totaling 6.3 percent that became effective October 1, 2003. Compared with the 2002 fourth quarter, Medicaid average per diem rates rose 5.3 percent (3.9 percent net of provider taxes), private/managed care rates were up 6.7 percent and Medicare rates increased 8.8 percent.
    Medicare patients as a percentage of total patient days rose 50 basis points during the 2003 fourth quarter compared with the year-earlier period -- the 16th consecutive quarter of year-over-year increases. Continuing operations occupancy for the fourth quarter averaged 88.4 percent, up 21 basis points from the comparable 2002 period and the highest quarterly level in at least five years. The weighted average wage rate rose four percent during the 2003 fourth quarter compared with the year-earlier period. Performance on state surveys again improved, and each region exceeded its clinical quality of care objectives for the fourth quarter.
    AEGIS Therapies achieved increases in pre-tax income and margins compared with the 2002 fourth quarter, even though revenues were negatively impacted by $2.1 million during the 2003 fourth quarter -- in line with AEGIS expectations -- because of the temporary imposition of caps on Medicare Part B therapy costs. On December 8, 2003, the Federal government reinstated the moratorium on these caps, which will continue until year-end 2005.
    AEGIS Therapies continued the profitable growth of rehabilitation therapy services offered to non-Beverly customers. Third-party revenues were up 42 percent from the 2002 fourth quarter, as AEGIS added 55 non-Beverly clients during the quarter -- bringing its total non-Beverly business base to 510 clients and generating a year-end revenue run-rate of $95 million annually.
    Hospice operations achieved double-digit revenue and pre-tax income gains during the 2003 fourth quarter, and the operating margin increased more than 250 basis points. Total revenues were up 31 percent for the fourth quarter and 25 percent for the full year, compared to the same periods in 2002. Daily census for the 23 Hospice locations operating throughout 2003 averaged nearly 900 patients, up 21 percent from 2002. At year-end 2003, the annualized run-rate for Hospice revenues was $46 million, and average daily census approached 1,000 patients.

    Portfolio-Strengthening Strategy on Target; Material Gains
Recorded From Sales

    "We made significant progress during the 2003 fourth quarter on our commitment to strengthen our nursing facility portfolio," Floyd said. "During 2003 we divested a total of 88 facilities -- 59 because of their disproportionately high share of projected patient care liability costs, 16 that were chronic under-performers and 13 that were outside our areas of strategic market concentration."
    Floyd continued: "These 88 divested facilities collectively represented about 20 percent of planned Skilled Nursing Facility revenues in 2003 and 36 percent of projected patient care liability costs, and they operated at a slight loss for the year. With the double-digit increases in liability costs projected for 2004 and beyond, these divestitures are expected to be increasingly accretive in the years ahead. We used the net proceeds of these 2003 divestitures -- more than $200 million -- to reduce debt and to strengthen our liquidity position. We recorded net gains of $67 million on these transactions.
    "In 2004 we intend to divest another 40 to 50 nursing facilities. This will substantially complete our divestiture strategy, and we expect to achieve our objective of reducing originally projected patient care liability costs by approximately 50 percent. The proceeds of the 2004 dispositions will be used to further reduce debt and to invest in the growth of our higher-margin service businesses. We have the management commitment and the financial resources to pursue strategic acquisitions in these areas -- provided they generate attractive returns on our investment and incremental value for our shareholders."

    Financial Position Reflects Continuing Improvement

    The October refinancing of $325 million of debt is expected to reduce interest expense by $11 million in 2004. In addition, total on and off-balance sheet debt was reduced during 2003 by $133 million, or 17 percent, to $636.2 million from $769.6 million at the end of 2002. Cash at year-end 2003 totaled $258.8 million, more than double the level at year-end 2002 ($115.4 million).
    Capital expenditures for the 2003 fourth quarter were $14.9 million, bringing the total for the year to $44 million. In 2004 Beverly plans capital expenditures totaling about $80 million.
    Beverly shareholders may listen to a discussion by senior management of the company's performance at 8:30 a.m. ET, March 2 by dialing 1-800-479-9001 or 1-719-457-2618 and entering reservation number 556994. A recording of this conference call will be available from 11:30 a.m. ET, March 2 until midnight Friday, March 12. Shareholders may dial 1-888-203-1112 or 1-719-457-0820 and enter reservation number 556994 to access the recording.
    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2004 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to repurchase our stock and changes in the stock price after any such repurchases; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. At year-end 2003 they operated 373 skilled nursing facilities, as well as 20 assisted living centers, and 23 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.


                       BEVERLY ENTERPRISES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                              Quarter ended          Year ended
                               December 31,          December 31,
                           ------------------- -----------------------
                             2003      2002       2003        2002
                           --------- --------- ----------- -----------
Revenues                   $519,974  $490,204  $1,996,981  $1,958,544
Costs and expenses:
   Wages and related        305,391   294,109   1,189,177   1,179,046
   Provision for insurance
    and related items        33,117    20,551     126,690      94,268
   Other operating and
    administrative          137,737   142,253     529,920     518,698
   Depreciation and
    amortization             16,096    17,423      59,878      66,422
   Florida insurance
    reserve adjustment            -         -           -      22,179
   Special charge and
    adjustment related to
    California
    investigation
    settlement                    -         -        (925)      6,300
   Adjustment to estimated
    reserves related to
    settlements of federal
    government
    investigations                -    (2,501)          -      (9,441)
   Asset impairments,
    workforce reductions
    and other unusual items   1,235    52,019       5,596      55,432
                           --------- --------- ----------- -----------
      Total costs and
       expenses             493,576   523,854   1,910,336   1,932,904
                           --------- --------- ----------- -----------
Income before other income
 (expenses)                  26,398   (33,650)     86,645      25,640
 Other income (expenses):
   Interest expense         (15,651)  (15,496)    (63,904)    (63,226)
   Costs related to early
    extinguishment of debt   (6,634)        -      (6,634)          -
   Interest income            1,809     1,150       5,365       4,692
   Net gains on
    dispositions                 23     4,499         422       2,149
   Gain on sale of equity
    investment                6,686         -       6,686           -
                           --------- --------- ----------- -----------
      Total other expenses,
       net                  (13,767)   (9,847)    (58,065)    (56,385)
                           --------- --------- ----------- -----------
Income (loss) before
 provision for income
 taxes, discontinued
 operations and cumulative
 effect of change in
 accounting for goodwill     12,631   (43,497)     28,580     (30,745)
Provision for income taxes      821     2,654       5,111       6,085
                           --------- --------- ----------- -----------
Income (loss) before
 discontinued operations
 and cumulative effect of
 change in accounting  for
 goodwill                    11,810   (46,151)     23,469     (36,830)
Discontinued operations,
 net of taxes: for the
 quarters 2003 - $3,336 and
 2002 - $0; for the years
 2003 - $3,336 and 2002 -
 $0                          28,996   (44,836)     56,999     (32,089)
Cumulative effect of change
 in accounting for
 goodwill, net of income
 taxes of $0                      -         -           -     (77,171)
Net income (loss)           $40,806  $(90,987)    $80,468   $(146,090)
                           ========= ========= =========== ===========
Net income (loss) per share
 of common stock:
 Basic and diluted:
   Before discontinued
    operations and
    cumulative effect of
    change in accounting
    for goodwill              $0.11    $(0.44)      $0.22      $(0.35)
   Discontinued operations     0.27     (0.43)       0.53       (0.30)
   Cumulative effect of
    change in accounting
    for goodwill                  -         -           -       (0.74)
                           --------- --------- ----------- -----------
   Net income (loss) per
    share of common stock     $0.38    $(0.87)      $0.75      $(1.39)
                           ========= ========= =========== ===========
   Shares used to compute
    basic net income (loss)
    per share               107,201   104,861     106,582     104,726
                           ========= ========= =========== ===========
   Shares used to compute
    diluted net income
    (loss) per share        108,089   104,861     106,920     104,726
                           ========= ========= =========== ===========


BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION

                             Quarter ended           Year ended
                             December 31,           December 31,
                         --------------------- -----------------------
                           2003       2002        2003        2002
                         ---------- ---------- ----------- -----------

Number of Nursing Home
 Facilities:
  Owned                        275        315         275         315
  Leased                        98        136          98         136
  Managed                       --          1          --           1
                         ---------- ---------- ----------- -----------
  Total                        373        452         373         452
                         ========== ========== =========== ===========

Number of Beds:
  Owned                     28,667     34,462      28,667      34,462
  Leased                    10,768     15,130      10,768      15,130
  Managed                       --         75          --          75
                         ---------- ---------- ----------- -----------
  Total                     39,435     49,667      39,435      49,667
                         ========== ========== =========== ===========

Assisted Living Centers         20         29          20          29
Home Care Centers               23         49          23          49
Outpatient Clinics              10        151          10         151

Patient Days             3,163,000  3,245,000  12,560,000  12,964,000


Nursing Home Occupancy -
 Continuing Ops
 (based on operational
  beds)                      88.41%     88.20%      88.13%      87.87%

Patient Mix (based on patient days):
  Medicaid                   71.77%     71.46%      71.39%      71.18%
  Medicare                   11.32%     10.82%      11.43%      10.96%
  Private & Other            16.91%     17.72%      17.18%      17.86%

Sources of Revenue (based on $):
  Medicaid                   53.27%     54.62%      53.28%      53.24%
  Medicare                   26.46%     25.31%      26.02%      26.53%
  Private & Other            20.27%     20.07%      20.70%      20.23%

Average per diem rate
  (including ancillaries)  $156.47    $146.11     $151.55     $146.16

Wages and related expenses
 as a % of revenues          58.73%     60.00%      59.55%      60.20%

For all periods presented, amounts have been adjusted to exclude discontinued operations.


BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF REVENUES

                              Quarter ended          Year ended
                               December 31,          December 31,
                           ------------------- -----------------------
                             2003      2002       2003        2002
                           --------- --------- ----------- -----------
REVENUES (In thousands)
--------

NURSING FACILITIES:
   MEDICAID                $278,871  $268,020  $1,067,498  $1,042,687
   MEDICARE                 114,459   103,198     431,830     440,839
   PRIVATE & OTHER           91,699    94,446     374,062     385,142
                           --------- --------- ----------- -----------

      SUBTOTAL              485,029   465,664   1,873,390   1,868,668

AEGIS THERAPIES              21,563    15,172      77,007      52,871
HOME CARE                    11,582     8,843      40,026      35,357
OTHER                         1,800       525       6,558       1,648
                           --------- --------- ----------- -----------

         TOTALS            $519,974  $490,204  $1,996,981  $1,958,544
                           ========= ========= =========== ===========


PATIENT DAYS (In thousands)
------------

MEDICAID                      2,270     2,319       8,967       9,228
MEDICARE                        358       351       1,436       1,421
PRIVATE & OTHER                 535       575       2,157       2,315
                           --------- --------- ----------- -----------

         TOTALS               3,163     3,245      12,560      12,964
                           ========= ========= =========== ===========


PER DIEM RATE (Including Ancillaries)
-------------

MEDICAID                   $ 121.57  $ 115.45  $   118.08  $   112.93
MEDICARE - PART A            319.62    293.70      300.84      310.10
PRIVATE & OTHER              152.96    143.29      150.51      144.06
                           --------- --------- ----------- -----------

         TOTALS(1)         $ 156.47  $ 146.11  $   151.55  $   146.16
                           ========= ========= =========== ===========

 (1) Weighted Average Rates

For all periods presented, amounts have been adjusted to exclude discontinued operations.


BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF OTHER OPERATING AND ADMINISTRATIVE EXPENSES
(In thousands)

                                  Quarter ended        Year ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------


SUPPLIES                         30,806    31,421   118,072   125,212

FOOD                             12,323    13,098    47,857    50,232

UTILITIES                        14,338    13,576    57,433    54,460

OTHER CONTROLLABLES              52,590    58,583   196,325   188,297

REAL ESTATE RENTAL               10,041    10,965    41,201    45,518

EQUIPMENT RENTAL                  3,886     3,994    17,140    18,130

OTHER NONCONTROLLABLES           13,753    10,616    51,892    36,849
                               --------- --------- --------- ---------

      TOTALS                   $137,737  $142,253  $529,920  $518,698
                               ========= ========= ========= =========

For all periods presented, amounts have been adjusted to exclude discontinued operations.

    CONTACT: Beverly Enterprises, Inc.
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             News Media Contact:
             Blair C. Jackson, 479-201-5263